Marathon Oil Corporation Reports Fourth Quarter and Full Year 2010 Results

HOUSTON, Feb. 2, 2011 – Marathon Oil Corporation (NYSE:MRO) today reported fourth quarter 2010 net income of $706 million, or $0.99 per diluted share. Net income in the fourth quarter of 2009 was $355 million, or $0.50 per diluted share. For the fourth quarter of 2010, net income adjusted for special items was $780 million, or $1.09 per diluted share, compared to net income adjusted for special items of $229 million, or $0.32 per diluted share, for the fourth quarter of 2009.

Marathon reported full-year 2010 net income of $2.568 billion, or $3.61 per diluted share. Net income in 2009 was $1.463 billion, or $2.06 per diluted share. The Company reported 2010 net income adjusted for special items of $2.598 billion, or $3.65 per diluted share, compared to net income adjusted for special items of $1.156 billion, or $1.63 per diluted share, for 2009.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per diluted share data)	2010	2009	2010	2009

Adjusted net income(a)(b)	$780	$229	$2,598	$1,156
Adjustments for special items
(net income of taxes):
Gain (loss) on disposal of assets	(42)	7	407	114
Impairments	-	(45)	(303)	(45)
Pension settlement	(32)	-	(32)	-
Deferred income taxes - tax legislation	-	-	(45)	-
Loss on early extinguishment of debt	-	-	(57)	-
Gain on U.K. natural gas contracts	-	-	-	37
Gain on disposal of discontinued operations	-	164	-	201
Net income	$706	$355	$2,568	$1,463
Adjusted net income – per diluted share	$1.09	$0.32	$3.65	$1.63
Net Income – per diluted share	$0.99	$0.50	$3.61	$2.06
Revenues and other income	$20,217	$15,990	$73,621	$53,956
Weighted average shares – diluted	713	711	712	711
 (a) Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.
        See below for further discussion of net income adjusted for special items.
(b) Results are preliminary and unaudited. Marathon expects to issue its audited consolidated financial statements at the end of February.

“During 2010 Marathon continued to deliver significant value by fully integrating the expanded Garyville refinery, increasing the Company’s oil sands mining capacity and adding considerably to the Company’s Upstream portfolio, including expansion of our liquids-rich U.S. resource acreage by more than 60 percent and our entry into the Iraqi Kurdistan Region,” said Clarence P. Cazalot Jr., Marathon’s president and CEO. “With significant investment in these and other major projects over the past few years, and our focus on oil production and reserves, we have a solid foundation that will benefit from improving global economic conditions and, in particular, from wider crude differentials, stronger commodity prices and higher overall demand for our products. Along with our solid financial position, we are well positioned to further increase shareholder value with the delivery of two strong independent energy companies through the spin-off of our Downstream operations into Marathon Petroleum Corporation, which we anticipate will be effective June 30, 2011.”

Full-Year Key Highlights
•	Enhanced position for future growth
o
Expanded opportunities in unconventional, liquids-rich U.S. resource plays: the Niobrara in southeast Wyoming/northern Colorado, Oklahoma’s Anadarko Woodford Shale, the Eagle Ford Shale in south Texas and the Bakken Shale in western North Dakota

o	Acquired positions in four exploration blocks in the Iraqi Kurdistan Region
o	Added nine onshore exploration licenses with shale gas potential in Poland for a total of 11 licenses
o	Commenced start-up of the Canadian Jackpine Mine operations in the third quarter, with an ongoing phased start-up of the expanded upgrader operations
o	Continued successful exploration program in Libya with seven discoveries
•	Continued Bakken Shale production ramp-up, adding a sixth rig in the third quarter and reached a year-end rate of nearly 15,000 net barrels of oil equivalent per day (boepd)
•	Recorded 94 percent average operational availability for all major company-operated Upstream assets
•	Achieved a reserve replacement ratio of 95 percent for the Exploration and Production segment
o	Replaced 109 percent of liquid hydrocarbons, consistent with liquids-focused strategy
o	Replaced 72 percent of natural gas production, reflecting reduced natural gas spending
•	Improved Downstream scale efficiencies and feedstock flexibility
o	Completed full integration of refinery units added as part of the Garyville Major Expansion project and realized increased refining capacity, establishing Garyville as the third-largest U.S. refinery
o	Progressed construction of the Detroit Heavy Oil Upgrading Project to approximately 50 percent completion at year-end
•	Strengthened retail/marketing presence
o	Expanded Marathon brand market sales volumes by approximately 10 percent through new fuel supply agreements, including The Pantry agreement in the third quarter of 2010
o	Increased Speedway SuperAmerica LLC same store gasoline sales volumes and merchandise sales 3 percent and 4 percent, respectively, compared to 2009
o	Speedway® named best gasoline brand in the nation in its category, 2010 EquiTrend® Brand Study, for the second consecutive year
•	Closed asset sales with total transaction values of approximately $2.3 billion

Segment Results
Total segment income was $751 million in the fourth quarter of 2010 and $2.714 billion for full-year 2010, compared to $499 million in the fourth quarter of 2009 and $1.819 billion for full-year 2009.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2010	2009	2010	2009
Segment Income (Loss)
Exploration and Production
United States	$17	$116	$250	$55
International	479	323	1,690	1,166
Total E&P	496	439	1,940	1,221
Oil Sands Mining	9	41	(50)	44
Integrated Gas	33	37	142	90
Refining, Marketing and Transportation	213	(18)	682	464
Segment Income(a)	$751	$499	$2,714	$1,819
 (a) See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
The E&P segment income totaled $496 million in the fourth quarter of 2010, compared to $439 million in the year-ago quarter. The increase was primarily the result of higher liquid hydrocarbon and natural gas price realizations, partially offset by increases in depreciation, depletion and amortization (DD&A) and exploration costs. For full-year 2010, E&P segment income was $1.940 billion, compared to $1.221 billion for 2009. This increase was primarily the result of higher liquid hydrocarbon and natural gas price realizations, partially offset by higher exploration, DD&A and operating costs. Results for 2010 included a pre-tax gain on derivative instruments of $95 million, compared to a pre-tax gain of $60 million for full-year 2009. The majority of derivative contracts for E&P expired by year-end 2010.

E&P sales volumes during the fourth quarter averaged 417,000 boepd, compared to 413,000 boepd for the same period in 2009. For full-year 2010, sales volumes averaged 391,000 boepd, a 2 percent decrease from the 2009 average of 400,000 boepd from continuing operations. The lower sales volumes in 2010 were primarily the result of planned downtime associated with the turnaround of production facilities in Equatorial Guinea completed in the second quarter, natural field declines and asset dispositions.

Production available for sale averaged 420,000 boepd for the fourth quarter of 2010 and 391,000 boepd for the full year, compared to 403,000 boepd and 405,000 boepd, respectively, for the same periods in 2009. The increase for the fourth quarter was primarily due to a full quarter of production from Droshky in the Gulf of Mexico that commenced in July 2010. The decrease for the full year was the result of the planned turnaround in Equatorial Guinea, natural field declines and asset dispositions.The difference between production volumes available for sale and recorded sales volumes was due to the timing of liftings.

Marathon estimates 2011 E&P production available for sale will be essentially flat with 2010 volumes, with a range between 380,000 and 400,000 boepd, excluding the effect of any future acquisitions or dispositions. Production increases in the Company’s U.S. conventional portfolio are expected to offset field declines elsewhere, largely in the North Sea.

United States E&P reported income of $17 million for the fourth quarter of 2010, compared to $116 million in the fourth quarter of 2009. While sales volumes and liquid hydrocarbon realizations rose in the most-recent quarter, DD&A expense also increased $236 million, primarily as a result of Droshky production. For full-year 2010, U.S. E&P income was $250 million, compared to $55 million for the prior year. The increase was a result of higher liquid hydrocarbon and natural gas realizations, along with higher liquid hydrocarbon sales volumes, partially offset by higher DD&A and higher exploration and operating costs.

International E&P income was $479 million in the fourth quarter of 2010, compared to $323 million in the fourth quarter of 2009. The increase reflects the impact of higher liquid hydrocarbon and natural gas realizations, partially offset by lower sales volumes. The Company was overlifted by 11,000 barrels per day (bpd) in the fourth quarter of 2009 and underlifted by 6,000 bpd in fourth quarter of 2010, resulting in lower liquid hydrocarbon sales in the most-recent quarter compared to 2009. Exploration expenses increased $72 million compared to the fourth quarter of 2009 primarily as a result of the dry hole for the Bravo-1 well in Indonesia in the fourth quarter of 2010. International E&P income for full-year 2010 was $1.690 billion, compared to $1.166 billion in 2009. This increase was primarily related to higher liquid hydrocarbon and natural gas realizations, partially offset by higher exploration expenses and income taxes.

Exploration expenses were $216 million for the fourth quarter of 2010 and $498 million for the entire year, compared to $126 million in the fourth quarter of 2009 and $307 million for full-year 2009. The full-year increase was the result of dry holes in Indonesia and the Gulf of Mexico.

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Key E&P Statistics
Net Sales
United States – Liquids (mbpd)	86	62	70	64
United States – Natural Gas (mmcfpd)	406	364	364	373
International – Liquids (mbpd)	173	197	175	179
International – Natural Gas (mmcfpd)	546	565	514	568
Worldwide Net Sales from Continuing Operations (mboepd)	417	413	391	400
Worldwide Net Sales from Discontinued Operations (mboepd)	-	-	-	7
Worldwide Net Sales (mboepd)	417	413	391	407
Average Realizations(a)
Worldwide Liquid Hydrocarbons (per bbl)	$81.50	$70.34	$75.73	$58.06
Worldwide Natural Gas (per mcf)	$3.07	$2.64	$2.91	$2.58
(a) Excludes gains and losses on derivative instruments, including the unrealized effects of U.K. natural gas sales contracts that were accounted for as derivatives and expired in September 2009.

During the fourth quarter, Marathon completed an agreement for entry into the Eagle Ford Shale in Wilson and Atascosa counties, Texas. Under terms of the agreement, Marathon will pay $10 million and drill and complete four wells to earn approximately 17,000 acres. Marathon has the option to purchase an additional 58,000 net acres in the two counties. If Marathon executes this option, the full 75,000 net acres, including the initial payment, carried well interest and lease extensions, will cost approximately $2,800 per acre.

During the fourth quarter, Marathon increased its holdings within the Niobrara play in the DJ Basin of southeast Wyoming and northern Colorado by approximately 57,000 net acres for a total of approximately 172,000 net acres at year-end 2010. Also in the quarter, the Company increased its holdings in Oklahoma’s Anadarko Woodford Shale by approximately 13,000 net acres for a total of approximately 86,000 net acres at the end of 2010, with pending acreage contracts expected to increase Marathon’s Anadarko Woodford position to more than 100,000 net acres. The growth in both areas reflects the Company’s strategy to target unconventional, liquids-rich resource plays.

Throughout 2010, Marathon continued to add acreage to its Bakken position, ending the year at approximately 391,000 acres, a net increase of 40,000 from year-end 2009. This reflects not only an increase in net acreage but also a high-grading of the Company’s portfolio as lower-value acreage was farmed out, sold or relinquished.

Also during the quarter, Marathon’s Alvheim floating production, storage and offloading (FPSO) vessel in the Norwegian North Sea achieved the milestone of 100 million barrels of gross production. The vessel has current average gross production of approximately 140,000 boepd. The development includes Alvheim, Vilje and Volund; Marathon has 65 percent operated interests in Alvheim and Volund and a 47 percent outside-operated interest in Vilje.

Oil Sands Mining
The Oil Sands Mining (OSM) segment reported income of $9 million for the fourth quarter of 2010 compared to income of $41 million in the fourth quarter of 2009. The decrease was primarily the result of increased costs associated with the start-up of Jackpine Mine operations that commenced in September 2010. For full-year 2010, OSM reported a loss of $50 million compared to income of $44 million for full-year 2009. Lower results for 2010 were largely the result of costs associated with the planned turnaround at the Athabasca Oil Sands Project (AOSP), performed primarily in the second quarter, and costs related to the Jackpine Mine start-up. Results for 2010 included pre-tax losses on crude oil derivative instruments of $9 million for the fourth quarter and pre-tax gains of $25 million for the full year, compared to pre-tax gains of $3 million for the fourth quarter of 2009 and $14 million for full-year 2009. As of Dec. 31, 2010, there were no outstanding OSM derivative contracts.

Marathon’s fourth quarter 2010 net synthetic crude production (upgraded bitumen excluding blendstocks) was 34,000 bpd, compared to 29,000 bpd for the same period in 2009. Full-year production was 24,000 bpd, compared to 27,000 bpd for 2009. The increase in the fourth quarter of 2010 was primarily the result of the Jackpine start-up, while the full-year decrease was largely due to the planned AOSP turnaround.

Marathon expects first quarter net synthetic crude production will be between 28,000 and 34,000 bpd, with anticipated full-year 2011 net synthetic crude production estimated to be between 36,000 and 45,000 bpd.

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbpd)(a)	38	34	29	32
Synthetic Crude Oil Average Realization (per bbl)(b)	$74.96	$68.49	$71.06	$56.44
(a)  Includes blendstocks.
(b)  Excludes gains and losses on derivative instruments.

During the fourth quarter of 2010, Jackpine Mine began supplying oil sands ore to the base plant processing facility and, at full capacity, will add 100,000 gross bpd to the existing Muskeg River Mine capacity of 155,000 bpd. The expanded upgrader operations began the commissioning and start-up phase as scheduled late in the fourth quarter and will continue through the first quarter of 2011. Marathon holds a 20 percent working interest in the AOSP.

Reserves
During 2010, Marathon added 134 million barrels of oil equivalent (boe) for the E&P segment, excluding dispositions of 3 million boe, while producing 141 million boe, resulting in an E&P reserve replacement ratio of 95 percent. The net additions were primarily in Equatorial Guinea, Libya, Norway and the Bakken Shale play in the U.S. Consistent with the Company’s liquids-focused strategy, a total of 97 million barrels were added to net proved liquid hydrocarbon reserves, including acquisitions of 1 million barrels, while producing 89 million barrels, resulting in a liquids reserve replacement ratio of 109 percent.

For the OSM segment, Marathon synthetic crude oil reserves decreased 22 million barrels, primarily because of increased royalties.

Marathon’s overall reserve replacement ratio including E&P and OSM was 75 percent, with added net proved reserves of 112 million boe, excluding dispositions of 3 million boe, while producing 150 million boe.

For the three-year period ended Dec. 31, 2010, Marathon added net proved reserves of 896 million boe, excluding dispositions of 47 million boe, while producing 436 million boe, resulting in an average reserve replacement ratio of 205 percent.

Integrated Gas
Integrated Gas segment income was $33 million in the fourth quarter of 2010 and $142 million for the full year, compared to $37 million in the fourth quarter of 2009 and $90 million for full-year 2009. Marathon’s liquefied natural gas (LNG) facilities in Equatorial Guinea had operational availability above 99.5 percent for the fourth quarter. For full-year 2010, excluding the planned turnaround in the second quarter, operational availability was slightly above 99 percent.

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	7,918	6,818	6,859	6,642
Methanol	836	1,111	1,049	1,192

Refining, Marketing and Transportation
The Refining, Marketing and Transportation (RM&T) segment reported income of $213 million in the fourth quarter of 2010 and $682 million for all of 2010, compared to a loss of $18 million in the fourth quarter of 2009 and income of $464 million for full-year 2009. The refining and wholesale marketing gross margin per gallon was 8.99 cents in the fourth quarter of 2010 compared to 0.62 cents in the fourth quarter of 2009, and 7.06 cents per gallon for full-year 2010 compared to 6.10 cents for all of 2009.

Primary factors contributing to the increased segment income for the fourth quarter and full-year 2010 include a wider sweet/sour crude differential and increased sales volumes primarily resulting from the Garyville refinery expansion.

As shown in the chart below, total refinery throughputs increased over the fourth quarter of 2009 and full-year 2009, primarily as a result of the Garyville expansion, partially offset by the reduction caused by the sale of the St. Paul Park refinery effective Dec. 1, 2010.

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,195	999	1,173	957
Other Charge and Blend Stocks (mbpd)	205	192	162	196
Total Refinery Inputs (mbpd)	1,400	1,191	1,335	1,153
Refined Products Sales Volumes (mbpd)	1,691	1,452	1,585	1,378
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0899	$0.0062	$0.0706	$0.0610

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 13.88 cents in the fourth quarter of 2010, compared to 10.40 cents in the fourth quarter of 2009, and 13.69 cents for full-year 2010 compared to the 11.41 cents realized in 2009. SSA fourth quarter 2010 same store gasoline sales volumes increased 1 percent, while same store merchandise sales increased 4 percent for the same period. For full-year 2010, same store gasoline volumes increased 3 percent, while merchandise sales rose 4 percent.

As of Dec. 31, the Detroit Heavy Oil Upgrading Project was approximately 50 percent complete, on budget and on schedule for an expected completion in the second half of 2012.

In December, the Company closed the previously announced transaction with ACON Investments LLC and TPG Capital for the sale of most of Marathon’s Minnesota downstream assets for a total sales value of approximately $935 million. Recognition of the financial gain associated with the sale is deferred to future periods.

Special Items
In December, Marathon announced the signing of a sales agreement with Statoil Petroleum for all of Marathon’s interests in the Gudrun and Brynhild exploration areas (production licenses PL 025, PL 048E and PL 187) on the Norwegian Continental Shelf. The transaction value is $85 million with an effective date of Jan. 1, 2011. The companies expect to complete the transaction in the first quarter of 2011, subject to Norwegian government approval. Based on terms of the agreement, Marathon recorded an after-tax loss of $42 million in the fourth quarter of 2010.

Marathon also recorded an after-tax settlement charge of $32 million in connection with the Company’s qualified pension plans during the fourth quarter of 2010.

The Company will conduct a conference call and webcast today, Feb. 2, at 2:00 p.m. EST, during which it will discuss fourth quarter and year-end results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at http://www.marathon.com. Replays of the webcast will be available through Feb. 16, 2011. Quarterly financial and operational information is also provided on Marathon’s website at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, the potential sale of Marathon's interests in production licenses PL 025, PL 048E and PL 187 on the Norwegian Continental Shelf, the possibility of a significant new resource base, expectations of additional growth, the AOSP expansion, the Detroit Heavy Oil Upgrading Project, proved reserves and the possible spin-off of Marathon Petroleum Corporation. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, the possibility of a significant new resource base and expectations of additional growth, include pricing, supply and demand for crude oil, natural gas and petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Factors that could affect the AOSP expansion and the Detroit Heavy Oil Upgrading Project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. Some factors that could potentially affect the sale of Marathon’s interests in PL 025, PL 048E and PL 187 on the Norwegian Continental Shelf include Norwegian governmental approval and customary closing conditions.  The forward-looking statements related to proved reserves are based on certain assumptions including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. Some factors that could affect the possible spin-off of Marathon Petroleum Corporation include board approval, receipt of a private letter ruling from the IRS, a registration statement declared effective by the SEC and completion of financing. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per share data)	2010	2009	2010	2009
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,095	$15,788	$72,204	$53,190
Sales to related parties	29	29	117	97
Income from equity method investments	113	114	414	298
Net gain (loss) on disposal of assets	(52)	5	777	205
Other income	32	54	109	166
Total revenues and other income	20,217	15,990	73,621	53,956
Costs and expenses:
Cost of revenues (excludes items below)	15,835	12,404	56,734	40,377
Purchases from related parties	170	147	624	485
Consumer excise taxes	1,337	1,266	5,208	4,924
Depreciation, depletion and amortization	893	634	2,965	2,604
Long-lived asset impairments	12	1	479	19
Selling, general and administrative expenses	405	328	1,363	1,263
Other taxes	109	91	433	387
Exploration expenses	216	126	498	307
Total costs and expenses	18,977	14,997	68,304	50,366
Income from operations	1,240	993	5,317	3,590
Net interest and other financing costs	(28)	(86)	(103)	(149)
Loss on early extinguishment of debt	-	-	(92)	-
Income from continuing operations before income taxes	1,212	907	5,122	3,441
Provision for income taxes	506	708	2,554	2,257
Income from continuing operations	706	199	2,568	1,184
Discontinued operations	-	156	-	279
Net income	$706	$355	$2,568	$1,463
Per Share Data
Basic:
Income from continuing operations	$0.99	$0.28	$3.62	$1.67
Discontinued operations	$0.00	$0.22	$0.00	$0.39
Net income	$0.99	$0.50	$3.62	$2.06
Diluted:
Income from continuing operations	$0.99	$0.28	$3.61	$1.67
Discontinued operations	$0.00	$0.22	$0.00	$0.39
Net income	$0.99	$0.50	$3.61	$2.06
Dvidends paid	$0.25	$0.24	$0.99	$0.96
Weighted Average Shares:
Basic	710	709	710	709
Diluted	713	711	712	711

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(Dollars in millions)	2010	2009	2010	2009
SEGMENT INCOME (LOSS)
Exploration and Production
United States	$17	$116	$250	$55
International	479	323	1,690	1,166
E&P segment	496	439	1,940	1,221
Oil Sands Mining	9	41	(50)	44
Integrated Gas	33	37	142	90
Refining, Marketing and Transportation	213	(18)	682	464
Segment Income	751	499	2,714	1,819
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	30	(123)	(148)	(422)
Foreign currency effects on tax balances	(1)	(139)	32	(319)
Gain (loss) on disposal of assets	(42)	7	407	114
Impairments	-	(45)	(303)	(45)
Pension settlement	(32)	-	(32)	-
Loss on early extinguishment of debt	-	-	(57)	-
Deferred income taxes - tax legislation	-	-	(45)	-
Gain on U.K. natural gas contracts	-	-	-	37
Gain on disposal of discountinued operations	-	164	-	201
Discontinued operations	-	(8)	-	78
Net income	$706	$355	$2,568	$1,463

CAPITAL EXPENDITURE(a)
Exploration and Production	700	672	2,474	2,162
Oil Sands Mining	175	281	874	1,115
Integrated Gas	-	1	2	2
Refining, Marketing and Transportation	336	563	1,175	2,570
Discontinued Operations	-	15	-	81
Corporate	19	24	46	42
Total	$1,230	$1,556	$4,571	$5,972
EXPLORATION EXPENSES
United States	$83	$65	$275	$153
International	133	61	223	154
Total	$216	$126	$498	$307
(a) Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	86	62	70	64

Europe	93	106	92	92
Africa	80	91	83	87
Total International	173	197	175	179
Worldwide Continuing Operations	259	259	245	243
Discontinued Operations	-	-	-	5
Worldwide	259	259	245	248
Net Natural Gas Sales (mmcfpd)(a)(a)
United States	406	364	364	373

Europe	108	125	105	138
Africa	438	440	409	430
Total International	546	565	514	568
Worldwide Continuing Operations	952	929	878	941
Discontinued Operations	-	-	-	17
Worldwide	952	929	878	958
Total Worldwide Sales (mboepd)
Continuing Operations	417	413	391	400
Discontinued Operations	-	-	-	7
Worldwide	417	413	391	407

Average Realizations(b)
Liquid Hydrocarbons (per bbl)
United States	$77.54	$68.52	$72.30	$54.67

Europe	88.60	75.03	81.95	64.46
Africa	77.52	66.01	71.71	53.91
Total International	83.48	70.89	77.11	59.31
Worldwide Continuing Operations	81.50	70.34	75.73	58.09
Discontinued Operations	-	-	-	56.47
Worldwide	$81.50	$70.34	$75.73	$58.06
Natural Gas (per mcf)
United States	$4.53	$4.76	$4.71	$4.14

Europe	9.04	4.91	7.10	4.90
Africa (c)	0.25	0.25	0.25	0.25
Total International	1.98	1.28	1.65	1.38
Worldwide Continuing Operations	3.07	2.64	2.91	2.47
Discontinued Operations	-	-	-	8.54
Worldwide	$3.07	$2.64	$2.91	$2.58

(a) Includes natural gas acquired for injection and subsequent resale of 16 mmcfd and 28 mmcfd in the fourth quarters of 2010 and 2009, 18 mmcfd and 22 mmcfd for the years 2010 and 2009
(b) Excludes gains and losses on derivative instruments, including the unrealized effects of U.K. natural gas sales contracts that were accounted for as derivatives and expired in September
(c) Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees. Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)
	Three Months Ended		Year Ended
	December 31		December 31
(Dollars in millions, except as noted)	2010	2009	2010	2009

OSM OPERATING STATISTICS
Net Synthetic Crude Oil Sales (mbpd)(a)	38	34	29	32
Synthetic Crude Oil Average Realization (per bbl)(b)	$74.96	$68.49	$71.06	$56.44
IG OPERATING STATISTICS
Net Sales (metric tonnes per day)(c)
LNG	7,918	6,818	6,859	6,642
Methanol	836	1,111	1,049	1,192
RM&T OPERATING STATISTICS
Crude oil refined	1,195	999	1,173	957
Other charge and blend stocks	205	192	162	196
Total	1,400	1,191	1,335	1,153
Refined Product Yields (mbpd)
Gasoline	786	712	726	669
Distillates	461	346	409	326
Propane	25	25	24	23
Feedstocks and special products	62	48	97	62
Heavy fuel oil	22	25	24	24
Asphalt	68	56	76	66
Total	1,424	1,212	1,356	1,170
Refined Products Sales Volumes (mbpd)(d)	1,691	1,452	1,585	1,378
Refining and Wholesale Marketing Gross Margin (per gallon)(e)	$0.0899	$0.0062	$0.0706	$0.0610
Speedway SuperAmerica
Retail outlets	1,358	1,603	–	–
Gasoline and distillate sales (millions of gallons)	800	824	3,300	3,232
Gasoline and distillate gross margin (per gallon)	$0.1388	$0.1040	$0.1369	$0.1141
Merchandise sales	$765	$768	$3,195	$3,109
Merchandise gross margin	$189	$198	$789	$775
(a) Includes blendstocks.
(b) Excludes gains and losses on derivative instruments.
(c) Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.
     LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.
(d)Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.
(e) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.